Filed Pursuant to Rule 424(b)(2)

Registration No. 333-262181

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JULY 17, 2023

(To Prospectus dated July 1, 2022,

Prospectus Supplement dated July 17, 2023, and

Prospectus Supplement dated August 1, 2023)

TAOPING INC.

This Amendment No. 1 to Prospectus Supplement (this “Amendment No. 1”) amends and supplements the information in the prospectus supplement (including the prospectus contained therein) dated July 17, 2023 (the “Equity Line Prospectus Supplement”), to the registration statement on Form F-3 (File No. 333-262181) (the “Form F-3”) of Taoping Inc. (“we”, “us” and “our”). This Amendment No. 1 should be read in conjunction with and is qualified in its entirety by reference to the Equity Line Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Amendment No. 1 is not complete without and may only be delivered or utilized in connection with the Equity Line Prospectus Supplement, and any amendments or supplements thereto.

We filed the Equity Line Prospectus Supplement on July 17, 2023, to register the offer and sale of up to $1,000,000 of our ordinary shares, from time to time under the terms of a Standby Equity Purchase Agreement (the “SEPA”) with an investor (the “Investor”) dated as of July 17, 2023, relating to the offer and sale of our ordinary shares. In accordance with the terms of the SEPA, we could offer and sell our ordinary shares having an aggregate offering price of up to $1,000,000 offered by the Equity Line Prospectus Supplement and the accompanying prospectus at the Company’s request any time during the commitment period commencing on July 17, 2023 and terminating on the earlier of (i) the first day of the month following the 24-month anniversary of the date of the SEPA, or (ii) the date on which the Investor shall have made payment of advances requested pursuant to the SEPA for the Company’s ordinary shares equal to the commitment amount of $1,000,000.

On December 31, 2024, the SEPA was terminated, effective immediately. As of December 31, 2024, we have sold ordinary shares with an aggregate purchase price of $370,080 to the Investor under the Equity Line Prospectus Supplement and the SEPA.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-4 of the Equity Line Prospectus Supplement and in the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment No. 1 or the Equity Line Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The purpose of this Amendment No. 1 is to terminate our continuous offering under the Equity Line Prospectus Supplement.

The date of this Amendment No. 1 to Prospectus Supplement is December 31, 2024